EXECUTION COPY                                                    EXHIBIT 10(kk)




                                LOAN AGREEMENT,


                         dated as of December 23, 1996,


                                     among


                        COEUR D'ALENE MINES CORPORATION,
                                as the Borrower,


                         N M ROTHSCHILD & SONS LIMITED
                                      and
                           BAYERISCHE VEREINSBANK AG
                                 as the Banks,



                                      and


                         N M ROTHSCHILD & SONS LIMITED,
                          as the Agent for the Banks.

                              TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
ARTICLE 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1.    Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2.    Use of Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     1.3.    Cross-References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     1.4.    Accounting and Financial Determinations  . . . . . . . . . . . . . . . . . . . .  14

ARTICLE 2.  COMMITMENTS AND FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     2.1.    Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     2.2.    Banks not Permitted or Required to make Loans  . . . . . . . . . . . . . . . . .  15
     2.3.    Nature of Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     2.4.    Reduction of Total Commitment Amount . . . . . . . . . . . . . . . . . . . . . .  15
     2.5.    Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 3.  LOANS; PROCEDURE AND PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.1.    Procedure for Making of Loans  . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.2.    Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.3.    Principal Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.4.    Interest Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.4.1.  Interest Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.4.2.  Post-Maturity Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.4.3.  Payment Dates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.4.4.  Rate Determinations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.5.    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.6.    Payments, Computations, etc  . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.7.    Proration of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     3.8.    Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 4.  INTEREST PERIODS AND FUNDING, ETC.  . . . . . . . . . . . . . . . . . . . . . . .  22
     4.1.    Interest Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     4.2.    Funding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     4.3.    U.S. Dollars Unavailable . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     4.4.    Increased Costs, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     4.5.    Funding Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     4.6.    Increased Capital Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     4.7.    Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 5.  CONDITIONS PRECEDENT TO MAKING OF LOANS . . . . . . . . . . . . . . . . . . . . .  25
     5.1.    Initial Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     5.1.1.  Resolutions, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     5.1.2.  Solvency Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     5.1.3.  Fachinal Transfer Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     5.1.4.  Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     5.1.5.  Closing Fees, Expenses, etc  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     5.2.    All Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

     5.2.1.  Compliance with Warranties, No Default, etc  . . . . . . . . . . . . . . . . . .  27
     5.2.2.  Absence of Litigation, etc . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     5.2.3.  Borrowing Request  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     5.2.4.  Satisfactory Legal Form  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     5.3.    Waiver of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . .  28
     6.1.    Organization, Power, Authority, etc  . . . . . . . . . . . . . . . . . . . . . .  28
     6.2.    Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     6.3.    Validity, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     6.4.    Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     6.5.    Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     6.6.    Litigation, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     6.7.    Regulation G, T, U, and X  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     6.8.    Government Approval, Regulation, etc . . . . . . . . . . . . . . . . . . . . . .  30
     6.9.    Burdensome Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     6.10.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     6.11.   Pension and Welfare Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     6.12.   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     6.13.   Patents, Trademarks, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     6.14.   Approvals, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     6.15.   Ownership of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     6.16.   Accuracy of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     6.17.   Environmental Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     6.18.   Royalties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     6.19.   Pari Passu . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 7.  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     7.1.    Certain Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . .  33
     7.1.1.  Financial Information, etc . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     7.1.2.  Compliance with Laws, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     7.1.3.  Maintenance of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     7.1.4.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     7.1.5.  Notice of Default, Litigation, etc . . . . . . . . . . . . . . . . . . . . . . .  35
     7.1.6.  Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     7.1.7.  Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     7.1.8.  Environmental Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     7.1.9.  Use of Loan Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     7.2.    Certain Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     7.2.1.  Business Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     7.2.2.  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     7.2.3.  Financial Condition, etc. of the Borrower  . . . . . . . . . . . . . . . . . . .  38
     7.2.4.  Restricted Payments, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     7.2.5.  Take or Pay Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     7.2.6.  Consolidation, Merger, etc . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     7.2.7.  Asset Dispositions, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     7.2.8.  Restrictive Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

     7.2.9.  Capital Expenditures, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     7.2.10.       Inconsistent Agreements  . . . . . . . . . . . . . . . . . . . . . . . . .  40
     7.2.11.       Modification of Certain Agreements . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 8.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     8.1.    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     8.1.1.  Non-Payment of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     8.1.2.  Breach of Representation or Warranty . . . . . . . . . . . . . . . . . . . . . .  41
     8.1.3.  Non-Performance of Certain Covenants . . . . . . . . . . . . . . . . . . . . . .  41
     8.1.4.  Non-Performance of Other Obligations . . . . . . . . . . . . . . . . . . . . . .  41
     8.1.5.  Default on Other Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . .  41
     8.1.6.  Judgments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     8.1.7.  Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     8.1.8.  Change in Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     8.1.9.  Bankruptcy, Insolvency, etc  . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     8.1.10.       Materially Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.1.11.       Approvals, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.2.    Action if Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.3.    Action if Other Event of Default . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 9.  THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     9.1.    Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     9.2.    Exculpation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     9.3.    Successor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     9.4.    Loans by the Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     9.5.    Rothschild as the Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     9.6.    Credit Decisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     9.7.    Copies, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     9.8.    Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     9.9.    Funding Reliance, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     9.10.   Application of Article 9 . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

ARTICLE 10.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     10.1.   Waivers, Amendments, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     10.2.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     10.3.   Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     10.4.   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.5.   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.6.   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     10.7.   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     10.8.   Counterparts, Effectiveness, etc . . . . . . . . . . . . . . . . . . . . . . . .  49
     10.9.   Governing Law; Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . .  49
     10.10.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     10.11.  Sale and Transfer of Loans; Participations in Loans  . . . . . . . . . . . . . .  49
     10.11.1.      Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     10.11.2.      Participations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     10.12.  Other Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

     10.13.  Change in Accounting Principles  . . . . . . . . . . . . . . . . . . . . . . . .  51
     10.14.  Forum Selection and Consent to Jurisdiction  . . . . . . . . . . . . . . . . . .  52
     10.15.  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     10.16.  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

SCHEDULE I   -     Disclosure Schedule

EXHIBIT A    -     Bank Assignment Agreement
EXHIBIT B    -     Borrowing Request
EXHIBIT C    -     Interest Period Selection Notice
EXHIBIT D    -     Compliance Certificate
EXHIBIT E    -     Solvency Certificate
EXHIBIT F    -     Opinion of William F. Boyd
EXHIBIT G    -     Fachinal Transfer Agreement

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT, dated as of December 23, 1996, among (1) COEUR D'ALENE MINES CORPORATION, an Idaho corporation (the "Borrower"), (2) the various banking institutions referred to on the signature pages hereof as the banks (collectively with their respective successors and permitted assigns, the "Banks"), and (3) N M ROTHSCHILD & SONS LIMITED, a company organized and existing under the laws of England ("Rothschild"), in both its individual capacity as a Bank and its capacity as the Agent for the Banks,

                               W I T N E S E T H:

         WHEREAS, the Borrower is engaged, directly and through its Subsidiaries (including Compania Fachinal), in the business of the mining, producing and selling of gold, silver and copper contained within various ore deposits;

         WHEREAS, pursuant to the Existing Loan Agreement, the Banks have extended loans to Compania Fachinal, a wholly owned indirect Subsidiary of the Borrower, for the purposes of financing a portion of the construction and development costs of the Fachinal Project and its initial working capital requirements and the Borrower has guaranteed the payment and other obligations of Compania Fachinal thereunder;

         WHEREAS, the Borrower has requested that the Bank Parties transfer all of their respective rights and obligations under the Existing Loan Agreement to Coeur Bullion and, in consideration thereof, the Borrower has agreed to pay the Banks an amount equivalent to the Fachinal Outstanding Amount, in each case as set forth in greater detail in the Fachinal Transfer Agreement;

         WHEREAS, the Borrower desires to obtain Commitments from the Banks to make Loans for the purposes of (a) initially, financing the payment of the Fachinal Outstanding Principal Amount by the Borrower to the Banks pursuant to the Fachinal Transfer Agreement and, as a direct result thereof, refinancing the Indebtedness outstanding under the Existing Loan Agreement and, (b) subsequently, financing general working capital requirements of the Borrower and its Subsidiaries; and

         WHEREAS, each Bank is willing, on the terms and conditions hereinafter set forth (including Article 5), to extend its Commitment and to make Loans to the Borrower;

         NOW THEREFORE, the parties hereto hereby agree as follows:

                            ARTICLE 1.  DEFINITIONS

         SECTION 1.1. DEFINED TERMS. The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

         "Affected Bank" is defined in Section 4.3.

         "Affiliate" of any Person means any other Person which, directly or indirectly, controls or is controlled by or under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Pension Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power:

                 (a) to vote ten per cent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of such Person; or

                 (b) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "Agent"  means:

                 (a)      Rothschild; or

                 (b) such other Person as shall have subsequently been appointed as the successor Agent pursuant to Section 9.3,

in either such case, in its capacity as agent for the Banks.

         "Agreement" means, on any date, this Loan Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, restated, or otherwise modified and in effect on such date.

         "Applicable Margin" means, at any time, one and one half of one per cent (1.5%) per annum.

         "Approval" means each and every approval, authorization, license, permit, consent, filing and registration by or with any Federal, state, or other U.S. or foreign regulatory authority or third party or other Person necessary to authorize or permit the execution, delivery or performance of this Agreement or any other Loan Document or for the validity or enforceability hereof or thereof.

         "Assignee Bank" is defined in Section 10.11.1.

         "Assignor Bank" is defined in Section 10.11.1.

         "Authorized Officer" means those of the officers of the Borrower whose signatures and incumbency shall have been certified to the Agent pursuant to clause (a)(ii) of Section 5.1.1.

         "Available Cash" means, at any date, the sum of the aggregate principal amount of,

                 (a) freely and immediately available cash deposited at such date in the name of the Borrower with any bank or financial institution acceptable to the Agent,

         plus

                 (b) Cash Equivalent Investments of the Borrower at such date,

in each such case which are held by the Borrower free and clear of any Lien or any other interest whatsoever owned or claimed by any other Person (including set-off rights available to the holder of any such deposit pursuant to general principles of applicable law or otherwise). For purposes of this Agreement, Available Cash shall be calculated in U.S. Dollars and, in the case of any amount denominated in any currency other than U.S. Dollars, shall be converted into U.S. Dollars at the Agent's spot rate of exchange between such currency and U.S. Dollars as quoted on the date of calculation of Available Cash.

         "Banks" is defined in the preamble.

         "Bank Assignment Agreement" means an agreement substantially in the form of Exhibit A attached hereto.

         "Bank Parties" means, collectively, each Bank and the Agent.

         "Borrower" is defined in the preamble.

         "Borrowing Request" means a borrowing request and certificate substantially in the form of Exhibit B attached hereto duly executed by an Authorized Officer of the Borrower.

         "Business Day" means any day:

                 (a) on which dealings in U.S. Dollars are carried on in the London interbank market; and

                 (b) which is neither a Saturday nor a Sunday nor a legal holiday on which banks are authorized or required to be closed in London, England or New York, New York.

         "Capital Expenditure" means:

                 (a) any expenditure of the Borrower or any Subsidiary for fixed or capital assets which, in accordance with GAAP, would be classified as capital expenditures; and

                 (b)      any Capitalized Lease Liability.

         "Capitalized Lease Liabilities" means all monetary obligations of the Borrower or any Subsidiary under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Cash Equivalent Investment" means, at any date:

                 (a) any evidence of Indebtedness issued or guaranteed by the United States Government;

                 (b) commercial paper, maturing not more than nine months from the date of issue, which is (i) rated at least A-l by Standard & Poor's Rating Group, a division of McGraw Hill, Inc., and P-l by Moody's Investors Service, Inc., (ii) issued by a corporation or company (other than the Borrower or any Affiliate thereof) and (iii) in certificated form (including master notes held by The Depository Trust Company, a New York limited purpose trust company, or one or more of its nominees or custodian banks);

                 (c) medium-term Indebtedness, maturing not more than three years from the date of issue (or, in the case of any such medium-term Indebtedness held by the Borrower on the Effective Date, not more than three years from the Effective Date) which is (i) rated at least A by Standard & Poor's Rating Group, a division of McGraw Hill, Inc., and the equivalent thereof by Moody's Investors Services, Inc., and (ii) issued by a corporation or company (other than the Borrower or any Affiliate thereof; or

                 (d) any negotiable certificate of deposit or bankers' acceptance (in either case, in certificated form and denominated in U.S. Dollars), maturing not more than one year after such time, which is issued by a commercial banking institution organized under the laws of an OECD member country that has a combined capital and surplus and undivided profits of not less than U.S.$500,000,000 (or the equivalent thereof in any other currency).

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, reformed or otherwise modified from time to time.

         "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

         "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty five per cent (25%) or more of the outstanding shares of voting stock of the Borrower.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Coeur Bullion" means Coeur Bullion Corporation, an Idaho corporation.

         "Commitment" means, with respect to each Bank, such Bank's obligation to make and continue its Loans pursuant to the terms and subject to the conditions of this Agreement.

         "Commitment Termination Date" means the earliest to occur of:

                 (a)      June 30, 2001; and

                 (b) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (b), the Commitments shall terminate automatically and without any further action.

         "Commitment Termination Event" means:

                 (a)      the occurrence of any Default described in Section
         8.1.9; or

                 (b) the occurrence and continuance of any other Event of Default and either

                          (i) the declaration of the Loans to be due and payable pursuant to Section 8.3, or

                          (ii) in the absence of such declaration, the giving of notice by the Agent, acting at the direction of the Required Banks, to the Borrower that the Commitments have been terminated.

         "Compania Fachinal" means Compania Minera CDE Fachinal Limitada, a limited liability company (sociedada de responsabilidad limitada) organized and existing under the laws of Chile.

         "Compliance Certificate" means a certificate duly executed by an Authorized Officer of the Borrower in the form of Exhibit D attached hereto, together with such changes as the Agent may from time to time reasonably request for purposes of monitoring the Borrower's compliance herewith.

         "Consolidated Current Assets" means, at any date, all amounts which would be included as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date.

         "Consolidated Current Liabilities" means, at any date, all amounts which would be included as current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date.

         "Consolidated Current Ratio" means, at any date, the ratio of:

                 (a)      Consolidated Current Assets as at such date;

         to

                 (b)      Consolidated Current Liabilities as at such date.

         "Consolidated Qualifying Indebtedness" means, at any date, the amount of Indebtedness of the Borrower and its Subsidiaries (excluding, however, (a) Qualifying Subordinated Indebtedness and (b) Indebtedness in respect of the undrawn face amount of letters of credit issued for the account of the Borrower or any Subsidiary and issued by way of performance bonds required to be posted in connection with the development and operation of any Mine) at such date.

         "Consolidated Tangible Net Worth" means, at any date, the consolidated net worth of the Borrower and its Subsidiaries after subtracting therefrom the aggregate amount of any intangible assets of the Borrower and its Subsidiaries including goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names.

         "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

         "Contractual Obligation" means any provision of any security issued by the Borrower or of any Instrument or undertaking to which the Borrower is a party or by which it or any of its property is bound.

         "Controlled Group" means all members of any controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

         "Default" means any Event of Default or any condition or event which, after notice or lapse of time or both, would constitute an Event of Default.

         "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I as the same may be amended, supplemented, or otherwise modified from time to time by the Borrower with the consent of the Agent.

         "Effective Date" is defined in Section 10.8.

         "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment issued in the U.S. by any federal, state or local authority or in any other jurisdiction by any similar governmental or other authority.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, reformed or modified and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

         "Event of Default" is defined in Section 8.1.

         "Existing Loan Agreement" means the loan agreement, dated as of April 19, 1995 (as amended from time to time), among Compania Fachinal, the Borrower, Coeur Bullion, the Banks and Rothschild, as the agent for the Banks thereunder.

         "Fachinal Outstanding Amount" means the aggregate amount of principal and accrued interest outstanding and unpaid in respect of loans made under the Existing Loan Agreement as at the date of making of the initial Loans.

         "Fachinal Outstanding Principal Amount" means the aggregate amount of principal outstanding and unpaid in respect of loans made under the Existing Loan Agreements as at the date of making of the initial Loans.

         "Fachinal Project" has the meaning provided in the Existing Loan Agreement.

         "Fachinal Transfer Agreement" means the agreement among Compania Fachinal, Coeur Bullion, the Borrower, CDE Chilean Mining Corporation and the Bank Parties in the form of Exhibit G attached hereto.

         "Fiscal Quarter" means any quarter of a Fiscal Year.

         "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the "1995 Fiscal Year") refer to the Fiscal Year ending on the December 31 occurring during such calendar year.

         "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

         "GAAP" is defined in Section 1.4.

         "Group" is defined in Section 9.5.

         "Hazardous Material" means

                 (a)      any "hazardous substance", as defined by CERCLA;

                 (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended, reformed or otherwise modified from time to time;

                 (c)      any petroleum product; or

                 (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) or equivalent in any other jurisdiction relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended, reformed or otherwise modified from time to time.

         "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or precious metals prices.

         "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph, or provision of this Agreement or such other Loan Document.

         "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification:

                 (a)      which is of a "going concern" or similar nature;

                 (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

                 (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.2.4.

         "including" means including without limiting the generality of any description preceding such term, and, for the purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

         "Indebtedness" of any Person means, without duplication:

                 (a) all obligations of such Person for borrowed money, precious metals or other commodities and all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments;

                 (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

                 (c) all obligations of such Person which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

                 (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

                 (e)      net liabilities of such Person under all Hedging
         Obligations;

                 (f) (i) all obligations of such Person to pay the deferred purchase price of property or services, and (ii) all liabilities (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including liabilities arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

                 (g) all Contingent Liabilities of such Person in respect of any of the foregoing.

         For all purposes of this Agreement, the Indebtedness of any Person shall include the amount of Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer and in respect of which such Person is obligated to pay.

         "Indemnified Liabilities" is defined in Section 10.4.

         "Indemnified Parties" is defined in Section 10.4.

         "Instrument" means any contract, agreement, indenture, mortgage, document, or writing (whether by formal agreement, letter, or otherwise) under which any obligation is evidenced, assumed, or undertaken, or any Lien (or right or interest therein) is granted or perfected.

         "Interest Period" means, relative to any Loan:

                 (a) initially, the period commencing on (and including) the date such Loan is made and ending on (but excluding) the day which numerically corresponds to such date which is:

                          (i) one, two, three or six months thereafter, as the Borrower may irrevocably select in the Borrowing Request for such Loan delivered pursuant to Section 3.1; or

                          (ii) such different period with respect to such Loan as may be requested in writing to the Agent by the Borrower not less than ten Business Days prior to the commencement of such Interest Period and as to which the Agent and the Banks may consent; and

                 (b) thereafter, each period commencing on (and including) the last day of the immediately preceding Interest Period applicable to such Loan and ending on (but excluding) the day which numerically corresponds to such date which is:

                          (i) one, two, three or six months thereafter, as the Borrower may irrevocably select in its relevant Interest Period Selection Notice delivered pursuant to Section 4.1;or

                          (ii) such different period as may be requested in writing to the Agent by the Borrower not less than ten Business Days prior to the commencement of such Interest Period and as to which the Agent and the Banks may consent;

provided, however, that:

                 (c) solely for purposes of making a payment on a scheduled Maturity with respect to the outstanding Principal Amount of any Loan, the Borrower may select an Interest Period of less than one month's duration;

                 (d) if such Interest Period for any Loan would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day, unless such Business Day occurs in the next following calendar month or would occur after June 30, 2001, in which case such Interest Period shall end on the immediately preceding Business Day;

                 (e) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;

                 (f)      no Interest Period may end later than June 30, 2001;

                 (g) the Agent shall be able to select Interest Periods as it may deem appropriate pursuant to the terms and conditions of
         Section 4.1; and

                 (h) solely in the case of the initial Loans, the initial Interest Period shall commence on (and include) the date on which such Loans are made and end on (but exclude) the day which is the last day of the interest period applicable to the loans outstanding under the Existing Loan Agreement and which correspond to such initial Loans.

         "Interest Period Selection Notice" means a notice of the selection of an Interest Period and certificate duly executed by an Authorized Officer of the Borrower, in the form of Exhibit C attached hereto.

         "Investment" means, relative to any Person:

                 (a) any loan or advance made by such Person to any other Person (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business);

                 (b)      any Contingent Liability of such Person; and

                 (c) any ownership or similar interest held by such Person in any other Person.

         The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

         "Lending Office" means, (a) with respect to each Bank, the office of such Bank designated as such below its signature hereto or such other office maintained by or on behalf of such Bank (or any successor, Affiliate or assignee of such Bank) as may be designated from time to time by notice from such Bank to the Agent and the Borrower and (b) with respect to the Agent, the office of the Agent designated as such from time to time by notice to the Borrower and each Bank.

         "LIBO Rate" means, relative to any Interest Period for any Loans, the average (rounded upward, if necessary, to the nearest one sixteenth of one per cent (1/16%)) of the quotes for "LIBOR", as such quotes appear on the Reuters Screen LIBO Page as at or about 11:00 a.m., London time, for the number of months (or different period) comprising such Interest Period, for an amount comparable to such Loans, calculated at the date which is two Business Days prior to the first day of such Interest Period; provided, however, that in the event that less than two such quotes appear on such screen at such time, the Agent will request the principal London office of the Reference Bank to provide the Agent with its quotation for offers of U.S. Dollar deposits to leading banks in the London interbank market for such period and in such comparable amount, and the "LIBO Rate" shall equal such quoted rate.

         "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in any property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

         "Loan" is defined in Section 2.1.

         "Loan Document" means any of this Agreement and each other Instrument executed by the Borrower and delivered to any Bank Party pursuant to this Agreement.

         "Maturity" means, relative to any Obligation, the date on which such Obligation is stated to be due and payable, in whole or in part (in accordance with this Agreement or otherwise), or such earlier date when such Obligation (or any portion thereof) shall be or become due and payable, in whole or in part, in accordance with the terms of this Agreement, whether by required prepayment, declaration, or otherwise.

         "Mine" means any gold or other metal mine or deposit, and related plant sites, waste dumps, ore dumps, tailing disposal and ancillary and beneficiation facilities which are required in connection with the operation thereof, now or hereafter under development or operation by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has an ownership interest (including, for the avoidance of doubt, any interest pursuant to any lease or joint venture agreement).

         "Obligations" means all obligations of the Borrower with respect to the repayment or performance of all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement and each other Loan Document.

         "Organic Document" means, relative to any Person, its articles of incorporation, its by-laws, and all shareholder agreements, voting trusts, and similar arrangements applicable to any of its authorized shares of capital stock or any similar document relating to any Person subsisting under the laws of any jurisdiction other than any State of the United States.

         "Participant" is defined in Section 10.11.2.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Pension Plan" means a "pension plan", as such term is defined in
Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of
Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

         "Percentage" means, relative to any Bank, the percentage set forth opposite its signature hereto or set forth in the Bank Assignment Agreement pursuant to which such Bank became a party hereto, and, in each such case, as such percentage may be adjusted from time to time pursuant to Bank Assignment Agreement(s) executed by such Bank and its Assignee Bank(s).

         "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

         "Prime Rate" means, at any date, the rate of interest then most recently announced by The Chase Manhattan Bank, N.A. at New York, New York as its prime rate.

         "Process Agent" is defined in Section 10.14.

         "Project Indebtedness" means Indebtedness incurred by the Borrower or any Subsidiary, in its capacity as the owner of any new or existing Mine, and incurred for the purpose of developing such Mine on terms and conditions such that the recourse of the lenders thereunder is limited to the assets constituting the relevant Mine (and, prior to the completion of construction of the relevant Mine, to a guarantee in respect of such Indebtedness issued by the Borrower).

         "Qualifying Subordinated Indebtedness" means, at any time, Indebtedness of the Borrower to any other Person which is subordinated to the repayment of the Loans and other Obligations of the Borrower on terms, and pursuant to documentation, in form and substance satisfactory to the Agent and the Banks in their absolute discretion.

         "Reference Bank" means Bank of America NT & SA.

         "Regulatory Change" means, relative to any Bank, any change occurring after the date hereof in any (or the adoption or phase-in after the date hereof of any):

                 (a) United States Federal or state law or law of any other jurisdiction applicable to such Bank; or

                 (b) regulation, interpretation, directive, or request (whether or not having the force of law) applicable to such Bank of any court or governmental authority charged with the interpretation or administration of any law referred to in clause (a) or of any fiscal, monetary, or other authority having jurisdiction over such Bank.

         "Release" means a "release", as such term is defined in CERCLA.

         "Required Banks" means, at any time, Banks having, in the aggregate, a Percentage of more than sixty per cent (60%).

         "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, reformed or otherwise modified from time to time.

         "Rothschild" is defined in the preamble.

         "Royalties" is defined in Section 6.18.

         "Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Borrower.

         "Tax Credit" is defined in Section 3.5.

         "Tax Payment" is defined in Section 3.5.

         "Taxes" is defined in Section 3.5.

         "Total Commitment Amount" means, initially, the lesser of (a) U.S.$24,000,000 and (b) the Fachinal Outstanding Principal Amount, and, subsequently, as such amount may be reduced from time to time pursuant to
Section 2.4.

         "United States" or "U.S." means the United States of America, its 50 States and the District of Columbia.

         "U.S. Dollar" and the sign "US$" mean lawful money of the United
States.

         "Welfare Plan" means a "welfare plan", as such term is defined in
Section 3(1) of ERISA.

         SECTION 1.2. USE OF DEFINED TERMS. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule, the Borrowing Request, the Fachinal Transfer Agreement and each Interest Period Selection Notice, Compliance Certificate, notice, and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

         SECTION 1.3. CROSS-REFERENCES. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

         SECTION 1.4. ACCOUNTING AND FINANCIAL DETERMINATIONS. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.3) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, generally accepted accounting principles in the United States (in either case, "GAAP") applied on a basis consistent with the preparation of the financial statements referred to in clause (a) of Section 6.4.

                        ARTICLE 2.  COMMITMENTS AND FEES

         SECTION 2.1. COMMITMENTS. Subject to the terms and conditions of this Agreement (including Article 5), each Bank severally and for itself alone agrees that it will from time to time make loans denominated in U.S. Dollars to the Borrower in a principal amount outstanding at any one time not in excess of such Bank's Percentage of the Total Commitment Amount (each such loan of each Bank, individually, a "Loan"). From time to time on any Business Day occurring during the period commencing on the Effective Date and ending on (but not including) the Commitment Termination Date, each Bank will, subject to the terms and conditions of this Agreement (including Article 5), make a Loan to the Borrower equal to such Bank's Percentage of the aggregate principal amount of the Loans requested by the Borrower in the relevant Borrowing Request to be made on such day.

         SECTION 2.2. BANKS NOT PERMITTED OR REQUIRED TO MAKE LOANS. No Bank shall be permitted or required to make any Loan if, after giving effect thereto:

                 (a) the aggregate outstanding principal amount of all Loans of all Banks then outstanding would exceed the Total Commitment Amount; and

                 (b) the aggregate outstanding principal amount of all Loans of such Bank then outstanding would exceed such Bank's Percentage of the Total Commitment Amount.

         SECTION 2.3. NATURE OF COMMITMENTS. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Loans.

         SECTION 2.4. REDUCTION OF TOTAL COMMITMENT AMOUNT. The Total Commitment Amount is subject to reduction from time to time pursuant to this
Section 2.4.

         SECTION 2.4.1. OPTIONAL. The Borrower may, from time to time on any Business Day which is the last day of any Interest Period with respect to any Loans which might be required to be repaid pursuant to clause (c) of Section
3.3 as a result of any reduction to the Total Commitment Amount referred to herein, voluntarily reduce the Total Commitment Amount in whole or in part; provided, however, that (a) all such reductions shall require at least thirty Business Days' prior notice from the Borrower to the Agent (and the Agent shall promptly give notice thereof to the Banks), (b) all such reductions shall be permanent, and (c) any partial reduction of the Total Commitment Amount shall be in an integral multiple principal amount of US$1,000,000.

         SECTION 2.4.2. MANDATORY. On each date set forth below the Total Commitment Amount shall, without any further action, automatically and permanently be reduced to the amount set forth opposite such date:

                 January 1, 1998            U.S.$21,000,000
                 January 1, 1999            U.S.$18,000,000
                 January 1, 2000            U.S.$15,000,000
                 January 1, 2001            U.S.$12,000,000.

         SECTION 2.5. FEES. (a) The Borrower agrees to pay to the Agent, for the account of each Bank, a facility fee in the amount of U.S.$12,500 for each Bank and payable on the date of deemed making of the initial Loans.

         (b) The Borrower agrees to pay to the Agent for the account of each Bank, for the period (including any portion thereof when its Commitment is suspended by reason of the Borrower's inability to satisfy any condition of
Article 5) commencing on the Effective Date and continuing through the final Commitment Termination Date, a commitment fee at the rate of three eighths of 1% per annum on such Bank's Percentage of the sum of the average daily unused portion of the Total Commitment Amount. Such commitment fees shall be payable by the Borrower in arrears on March 31, June 30, September 30 and December 31 in each calendar year, commencing with the first such day following the Effective Date, and on the Commitment Termination Date.

                    ARTICLE 3.  LOANS; PROCEDURE AND PAYMENT

         SECTION 3.1. PROCEDURE FOR MAKING OF LOANS. By delivering a Borrowing Request to the Agent on or before 10:00 a.m., London time, on a Business Day occurring during the period commencing on the Effective Date and ending on (but not including) the Commitment Termination Date, the Borrower may request, on not more than five, nor less than three, Business Days' notice (counting the day on which such notice is given), that Loans be made to the Borrower by all the Banks in (subject to the last paragraph of this Section) an integral multiple principal amount of U.S.$1,000,000 or in the unused amount of the Commitments. Upon receipt of such a Borrowing Request, the Agent shall promptly (and in any event within one Business Day) notify each Bank of the contents thereof. Any Borrowing Request once delivered shall not thereafter be revocable by the Borrower. Subject to the terms and conditions of this Agreement (including Article 5) the Loans shall be made on the Business Day specified in the Borrowing Request.

         Except in the case of the initial Loans, on the Business Day specified in the relevant Borrowing Request for the making of the relevant Loans, each Bank shall, on or before 11:00 a.m., New York City time, credit the account of the Agent from time to time designated by the Agent at its Account Office with an amount of U.S. Dollars equal to such Bank's Percentage of the aggregate principal amount of the Loans requested in such Borrowing Request. To the extent such amount of U.S. Dollars is received from the Banks (but subject to Section 9.9), the Agent shall make such amount available to the Borrower by transferring such amount to the Borrower's dollar account at the Account Office of the Agent (or such other account as the Borrower may designate in the relevant Borrowing Request, and the Agent may approve in its reasonable discretion). No Bank's obligation to make any Loan shall be affected by another Bank's failure to make any other Loan.

         The initial Loans shall be made in an aggregate principal amount equal to the Fachinal Outstanding Principal Amount. The Banks shall not be required to advance funds to the Borrower representing the proceeds of the initial Loans but such Loans shall be deemed to be made by the execution by each party thereto of the Fachinal Transfer Agreement on or prior to the Business Day specified in the Borrowing Request for the making of the initial Loans and the implementation of all arrangements in connection therewith referred to in Section 5.1.3. The initial Loans shall be made in amounts identical to the loans outstanding under the Existing Loan Agreement on the date of making of such Loans. In the event that the initial Loans are not deemed to be advanced on or prior to January 31, 1997 this Agreement shall immediately and without further action be of no further force and effect.

         SECTION 3.2. RECORDS. Each Bank's Loans shall be evidenced by a dollar loan account maintained by such Bank. The Borrower hereby irrevocably authorizes each Bank to make (or cause to be made) appropriate account entries, which account entries, if made, shall evidence inter alia the date of, the principal amount of, any repayments or prepayments of, the interest rate on and the Interest Period applicable to, the Loans made by such Bank pursuant hereto. Any such account entries indicating the outstanding principal amount of such Bank's Loans shall be prima facie evidence of the principal amount of such Loans owing and unpaid, but the failure to make any such entry shall not limit or otherwise affect the obligations of the Borrower hereunder to make payments of the principal amount of, or interest on, such Loans made to it when due.

         SECTION 3.3. PRINCIPAL PAYMENTS. The Borrower will make payment in full of the unpaid principal amount of all Loans made to it on June 30, 2001. Prior thereto, the Borrower:

                 (a) may, from time to time on any Business Day which is the last day of any Interest Period with respect to the Loans to be prepaid, make a voluntary prepayment, in whole or in part, of the then outstanding principal amount of any Loans; provided, however, that:

                          (i) the Borrower shall give the Agent not less than five (5) Business Days' prior written notice (counting the day on which such notice is given) of any such voluntary prepayment (and the Agent shall promptly provide each Bank with details thereof);

                          (ii) all such partial voluntary prepayments of Loans shall be in an integral multiple principal amount of US$1,000,000; and

                          (iii) all such partial voluntary prepayments shall be applied against those portions of the Loans required to be repaid pursuant to clause (b) in the order of maturity thereof; and

                 (b) shall, on each date on which any reduction in the Total Commitment Amount becomes effective pursuant to Section 2.4 or otherwise make a mandatory repayment of the principal amount of all Loans in a principal amount equal to the excess, if any, of (i) the sum of the outstanding principal amount of all Loans on such date, less (ii) the Total Commitment Amount as so reduced.

         Each prepayment or repayment of Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.5. Any prepayment or repayment of the principal amount of any Loans shall include accrued interest to the date of prepayment or repayment on the Principal Amount of such Loans being prepaid or repaid. Any principal amount of any Loan prepaid or repaid from time to time may be reborrowed.

         SECTION 3.4. INTEREST PAYMENTS. The Borrower shall make payments of interest on the outstanding principal amount of the Loans in accordance with this Section.

         SECTION 3.4.1. INTEREST RATE. The Borrower shall pay interest on the principal amount of the Loans outstanding from time to time prior to and at Maturity at a rate per annum during each Interest Period applicable thereto, equal to the sum of (a) the LIBO Rate for such Interest Period, plus (b) the Applicable Margin.

         Each Loan shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Loan.

         SECTION 3.4.2. POST-MATURITY RATE. After the Maturity of all or any portion of the principal amount of any Loan or after any other Obligations shall have become due and payable, the Borrower shall pay interest (after as well as before judgment) on:

                 (a) the principal amount of any Loan so matured at any time when no circumstance of the nature referred to in Section 4.3 with respect to such Loan shall have occurred and be continuing, at a rate per annum equal to the sum of (i) the LIBO Rate for each Interest Period selected by the Agent from time to time pursuant to Section 4.1, plus (ii) the Applicable Margin, plus (iii) two per cent (2%); and

                 (b) all other Obligations (including with respect to the principal amount of any Loan at any time when a circumstance of the nature referred to in Section 4.3 with respect to such Loan shall have occurred and be continuing so matured) at a rate per annum equal to the sum of the Prime Rate from time to time in effect plus two per cent (2%).

         SECTION 3.4.3. PAYMENT DATES. (a) Interest accrued on each Loan shall be payable, without duplication, on:

                          (i) the last day of each Interest Period with respect to such Loan (and, in addition to such day, if such Interest Period shall exceed three months, on each date which is the last day of each successive three monthly period occurring during such Interest Period);

                          (ii)    the Maturity of such Loan; and

                          (iii) with respect to any portion of any Loan repaid or prepaid pursuant to Section 3.3, the date of such repayment or prepayment, as the case may be.

         In addition, and as set forth in the Fachinal Transfer Agreement with respect to the payment by the Borrower of the Fachinal Outstanding Amount, on the first payment date for interest in respect of each of the initial Loans, the Borrower shall pay an amount equal to interest in respect of each loan corresponding to such Loans under the Existing Loan Agreement which was accrued and unpaid as at the date of making of the initial Loans.

                 (b) Interest accrued on each Loan after the Maturity thereof and interest on other overdue Obligations, shall be payable upon demand.

         SECTION 3.4.4. RATE DETERMINATIONS. All determinations by the Agent of the rate of interest applicable to any Loan or other Obligation shall be conclusive absent manifest error.

         SECTION 3.5. TAXES. All payments by the Borrower under this Agreement or any other Loan Document shall be paid without deduction or withholding for or on account of any present or future taxes, levies, imposts, deductions, charges, withholdings, fees, duties, or other charges of any nature whatsoever required to be deducted or withheld from such payments by any United States Federal, state or local taxing authority or the taxing authority of any other jurisdiction, excluding taxes imposed on, or measured by, any Bank Party's net income or receipts and franchise taxes imposed on any Bank Party, by the United States or any jurisdiction under the laws of which such Bank Party is organized or any political subdivision thereof (such non-excluded items hereinafter referred to as "Taxes"). In the event that such deduction or withholding is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall:

                 (a)      promptly notify the Agent of such requirement;

                 (b) pay directly to the appropriate authority the full amount required to be so deducted or withheld before penalties attach thereto or interest accrues thereon;

                 (c) promptly forward to the Agent an official receipt or other documentation reasonably satisfactory to the Agent evidencing such payment to such authority; and

                 (d) pay to the Agent for the account of each affected Bank Party such additional amount or amounts as is necessary to ensure that the net amount actually received by such Bank Party will equal the full amount such Bank Party would have received had no such deduction or withholding been required.

Moreover, if any Taxes are directly asserted against any Bank Party with respect to any payment received by such Bank Party hereunder, such Bank Party may pay such Taxes, and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Bank Party would have received had not such Taxes been asserted.

         If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the relevant Bank Party, the required receipts or other required documentary evidence, the Borrower shall indemnify such Bank Party for any incremental Taxes, interest or penalties that may become payable by any Bank as a result of any such failure. For purposes of this Section, a distribution hereunder by any Bank Party to or for the account of any other Bank Party shall be deemed a payment by the Borrower.

         If the Borrower pays any additional amount under clause (d) (a "Tax Payment") and any Bank Party effectively obtains a refund of tax or credit against tax by reason of the Tax Payment (a "Tax Credit") and such Bank Party identifies the Tax Credit as being attributable to the Tax Payment, then such Bank Party after actual receipt of such Tax Credit shall promptly reimburse the Borrower for such amount as such Bank Party shall determine in its sole discretion to be the proportion of the Tax Credit that will leave such Bank Party (after that reimbursement) in no better or worse position than it would have been in if the Tax Payment had not been required; provided, however, that no Bank Party will be required to make any reimbursement hereunder to the extent it reasonably believes the making of such reimbursement would cause it to lose the benefit of the Tax Credit. Each Bank Party shall have absolute discretion as to whether to claim any Tax Credit, and if it does so claim, the extent, order and manner in which it does so and the manner in which it allocates Tax Credits to its various assets. No Bank Party shall be obliged to disclose information regarding its tax affairs or computations to the Borrower.

         Upon the request of the Borrower or the Agent, each Bank Party that is organized under the laws of a jurisdiction other than the United States shall execute and deliver to the Borrower and the Agent, on or about the first scheduled payment date of any principal amount of the Loans in each Fiscal Year, one or more (as the Borrower or the Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Bank Party is exempt from withholding or deduction of Taxes; provided, however, that no Bank Party shall be under any obligation to execute and deliver any such form if, in the opinion of such Bank Party, completion of any such form could result in an adverse consequence with respect to the business or tax position of such Bank Party.

         SECTION 3.6. PAYMENTS, COMPUTATIONS, ETC. All payments by the Borrower pursuant to this Agreement or any other Loan Document, whether in respect of the principal amount of any Loan, interest thereon, or any other amounts, shall be made by the Borrower to the Agent for the pro rata benefit of the Bank Parties entitled to receive such payment, by delivery of U.S. Dollars in immediately available funds to an account of the Agent at the Agent's Account Office, which account shall be designated from time to time by notice to the Borrower from the Agent. All such payments shall be made, without setoff, deduction, or counterclaim, not later than 11:00 a.m., New York City time. Any payments received hereunder after the time and date specified in this Section shall be deemed to have been received by the Agent on the next following Business Day. With respect to payments received by the Agent hereunder, the Agent shall promptly remit to each Bank Party its share, if any, of such payments to an account designated by such Bank Party to the Agent from time to time and maintained at its Account Office.

         All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days.

         Except as otherwise required as a result of the application of clause
(d) of the definition of the term "Interest Period", whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

         SECTION 3.7. PRORATION OF PAYMENTS. If any Bank Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff, or otherwise) on account of any Obligation (other than pursuant to the terms of Section 3.5, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments then or therewith obtained by all relevant Bank Parties in connection with such Obligation, such Bank Parties shall purchase from the other Bank Parties such participation in such Obligation held by them as shall be necessary to cause such purchasing Bank Party to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank Party, the purchase shall be rescinded and each Bank Party which has sold a participation to the purchasing Bank shall repay to the purchasing Bank Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Bank Party's ratable share (according to the proportion of

                 (a) the amount of such selling Bank Party's required repayment to the purchasing Bank Party to

                 (b)      the total amount so recovered from the purchasing
          Bank Party)

of any interest or other amount paid or payable by the purchasing Bank Party in respect of the total amount so recovered. Each Obligor agrees that any Bank Party so purchasing a participation from another Bank Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 3.8) with respect to such participation as fully as if such Bank Party were the direct creditor of such Obligor in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Bank Party receives a secured claim in lieu of a setoff to which this Section applies, such Bank Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Bank Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

         SECTION 3.8. SETOFF. In addition to and not in limitation of any rights of any Bank Party under applicable law, each Bank Party (or any branch thereof) shall, upon the occurrence of any Default described in Section 8.1.9 or any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations, but not to the exclusion of the other rights any Bank Party may have) each Obligor hereby grants to each Bank Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Obligor then or thereafter maintained with the Agent or such Bank, as the case may be, in whatever currency or commodity (including gold, silver and other precious metals) and agrees that for purposes of such application, such balances, credits, deposits, accounts or moneys of such Obligor may be used to purchase any necessary currency on the date, and to the extent, of the application; provided, however, that any such appropriation and application shall be subject to the provisions of Section 3.7. The rights of each Bank Party under this Section are in addition to any other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Bank Party may have.


                 ARTICLE 4.  INTEREST PERIODS AND FUNDING, ETC

         SECTION 4.1. INTEREST PERIODS. Subject to the conditions set forth in the definition of the term "Interest Period", the Borrower shall designate the duration of the initial Interest Period for the Loans in the Borrowing Request. Thereafter, the Borrower shall select the duration of the succeeding Interest Periods for the Loans pursuant to Interest Period Selection Notices delivered to the Agent (which will promptly provide details thereof to each Bank) on or before 10:00 a.m., London time, from time to time not less than three Business Days prior to the end of any current Interest Period (counting the day on which such notice is given); provided, however, that if, with respect to the Loans:

                 (a) the Borrower fails to deliver in a timely manner an Interest Period Selection Notice to the Agent, the Borrower shall be deemed to have elected an Interest Period having a duration equal to the lesser of one month or the number of days until the next date on which any principal amount of any Loan is scheduled to be repaid pursuant to clause (b) of Section 3.3; or

                 (b) all or any portion of the principal amount thereof has become due and payable, whether by acceleration pursuant to
         Section 8.2 or 8.3 or otherwise, the Agent shall thereafter select such Interest Period for such overdue amount as it shall, in its absolute discretion (after consultation with the Banks), deem appropriate.

         On or before 10:00 a.m. (London time) on the Business Day prior to the date of the commencement of any Interest Period the Agent shall notify the Borrower and each Bank of the LIBO Rate with respect to the Loans to be outstanding during such Interest Period.

         SECTION 4.2. FUNDING. Each Bank may, if it so elects, fulfil its obligation to make or maintain any portion of the principal amount of any Loan by causing a foreign branch, Affiliate or international banking facility of such Bank to make such Loan; provided, however, that in such event such Loan shall be deemed to have been made by such Bank, and the obligation of the Borrower to repay such Loan, and pay interest thereon, shall nevertheless be to such Bank and shall be deemed to be held by it, to the extent of such

Loan, for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.3, 4.4,
4.5 or 4.7, it shall be conclusively assumed that each Bank elected to fund its Loans by obtaining deposits in the London interbank market.

         SECTION 4.3. U.S. DOLLARS UNAVAILABLE. If the Agent shall have determined or shall have been notified by any Bank (an "Affected Bank") that:

                 (a) U.S. Dollar certificates of deposit or U.S. Dollar deposits, as the case may be, in the relevant amount and for the relevant Interest Period are not available to such Bank in the London interbank market; or

                 (b) by reason of circumstances affecting such Bank in the London interbank market, adequate means do not exist for ascertaining the interest rate applicable hereunder to its Loans,

then the Agent shall promptly give telephonic notice of such determination confirmed in writing to the Borrower (which determination shall, in the absence of manifest error, be conclusive and binding on the Borrower), and the obligations of the Affected Bank to make or maintain its Loans shall, upon such notification, forthwith terminate and the principal amount of, and interest on, the then outstanding Loans made by such Affected Bank shall be immediately repaid in full.

         If circumstances subsequently change so that any Affected Bank shall no longer be so affected, the Agent shall promptly give telephonic notice thereof confirmed in writing to the Borrower and the Banks, and the obligations of such Affected Bank to make or maintain its Loans shall be reinstated, and the Agent shall, by notice to the Borrower and each Bank, declare that such obligations have been so reinstated.

         SECTION 4.4. INCREASED COSTS, ETC. Subject to the terms and conditions of this Section, the Borrower agrees to reimburse each Bank Party for any increase in the cost to such Bank Party of making or maintaining (or of its obligation to make or maintain) any Loan and for any reduction in the amount of any sum receivable by such Bank hereunder in respect of making or maintaining any portion of the principal amount of its Loan from time to time by reason of:

                 (a) any reserve, special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank Party, under or pursuant to any Regulatory Change (including any such Regulatory Change imposed under F.R.S. Board Regulation D); or

                 (b) without duplication of any costs, expenses or other amounts covered pursuant to Section 3.5, any Regulatory Change which shall subject such Bank Party to any tax, levy, impost, charge, fee, duty, deduction, or withholding of any kind whatsoever, or to any change in the taxation of any such Loan and the interest thereon (other than any Regulatory Change which affects the taxation of net income).

In any such event, such Bank shall promptly notify the Agent and the Borrower thereof stating the reasons therefor and the additional amount required fully to compensate such Bank Party for such increased cost or reduced amount.
Within thirty days of its receipt of such notice from any Bank relating to the Loans maintained by it or to its Commitment, the Borrower may elect by notice to the Agent and such Bank to terminate the obligations of such Bank hereunder and, upon any such election, the Commitment of such Bank shall terminate or, as the case may be, the principal amount of and interest on the Loans then maintained by such Bank shall be immediately paid in full. In the event that the Borrower shall not have elected to terminate the Commitment of such Bank as aforesaid then the additional amounts referred to in the notice delivered pursuant to the first sentence of this paragraph shall be payable by the Borrower to the Agent for the account of such Bank on the date which is thirty five days after its receipt of such notice (and, if such additional amounts shall continue to be incurred by such Bank, at the end of each consecutive monthly period occurring thereafter with respect to any such additional amount incurred during such period). Any notice as to any such increased cost or reduced amount or any change therein shall include calculations thereof in reasonable detail and shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         SECTION 4.5. FUNDING LOSSES. In the event any Bank shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of any U.S. Dollar deposits acquired by such Bank to make, continue, or maintain any portion of the principal amount of any Loan) as a result of:

                 (a) any repayment or prepayment of the principal amount of any Loan on, in either such case, a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.3 or otherwise; or

                 (b) any action of the Borrower resulting in any Loans not being made or maintained in accordance with the Borrowing Request or the Interest Period Selection Notice, as the case may be, given therefor;

then, upon the written notice of such Bank to the Borrower (with a copy to the Agent), the Borrower shall pay to the Agent for the account of such Bank such amount as will (in the reasonable determination of such Bank) reimburse such Bank for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         SECTION 4.6. INCREASED CAPITAL COSTS. In the event that any Bank Party shall have determined that any Regulatory Change regarding capital adequacy affecting such Bank Party or any corporation controlling such Bank Party does or shall have the effect of reducing the rate of return on such Bank Party's or such corporation's capital as a consequence of its Commitments or obligations hereunder to a level below that which such Bank Party or such corporation would have achieved but for such Regulatory Change (taking into consideration such Bank Party's or such corporation's policies with respect to capital adequacy), then, from time to time, after submission by such Bank Party to the Borrower (with a copy to the Agent) of a written request therefor, the Borrower shall, subject to the terms and conditions of the final paragraph of this Section, pay to the Agent for the account of such Bank Party such additional amount or amounts as will (without duplication) compensate such Bank Party or such corporation for:

                 (a)      such reduction in such rate of return; or

                 (b) the increased cost to such Bank Party or such corporation as a result of increasing its capital in order to compensate it in connection with such reduction in such rate of return.

         In determining such additional amounts, each Bank Party may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable. A statement of such Bank Party as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be final and conclusive and binding on all the parties hereto. Each Bank Party shall notify the Borrower of the occurrence of any such Regulatory Change applicable to such Bank Party and no amount shall be payable to any Bank Party hereunder which is calculated by reference to a period which has elapsed prior to the giving of such notice.

         Within thirty days of its receipt of any written request from any Bank for any payment under this Section with respect to the Loans maintained by it or to its Commitment the Borrower may elect by notice to the Agent and such Bank to terminate the obligations of such Bank hereunder, and upon any such election, the principal amount of and interest on the Loans then maintained by such Bank shall be immediately paid in full. In the event that the Borrower shall not have elected to terminate the obligations of such Bank hereunder as aforesaid then the additional amounts referred to in the written request for payment thereof delivered pursuant to this Section shall be payable as set forth above on the date which is thirty five days after the Borrower's receipt of such notice.

         SECTION 4.7. ILLEGALITY. If, as the result of any Regulatory Change, any Bank shall determine (which determination, in the absence of manifest error, shall be conclusive and binding on the Borrower) that it is unlawful for such Bank to make or maintain its Loans, the obligations of such Bank to make or maintain any portion of the principal amount of its Loan shall, upon such determination (and telephonic notice thereof confirmed in writing to the Agent and the Borrower), forthwith terminate, and the Agent shall, by notice to the Borrower and each Bank, declare that the relevant such obligations have so terminated, and, in the case of any such illegality relating to such Bank's obligations to make and maintain its Loan hereunder, the principal amount of and interest on the Loans then maintained by such Bank shall be repaid in full not later than the tenth day following the day on which the Agent shall have given such notice or such earlier date as may be required by the applicable law.


              ARTICLE 5.  CONDITIONS PRECEDENT TO MAKING OF LOANS

         SECTION 5.1. INITIAL LOANS. The obligations of the Banks to make available the initial Loans shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article 5.

         SECTION 5.1.1.   RESOLUTIONS, ETC.  The Agent shall have received:

                 (a) from the Borrower, a certificate, dated the date of the making of the initial Loans, of its Secretary or an Assistant Secretary as to:

                          (i) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery, and performance of this Agreement and each other Loan Document to be executed by it; and

                          (ii) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and each other Loan Document to be executed by it,

         upon which certificates each Bank may conclusively rely until it shall have received a further certificate of the Secretary or an Assistant Secretary of the Borrower cancelling or amending such prior certificate; and

                 (b) such other documents (certified if requested) as the Agent may reasonably request with respect to any Organic Document, Contractual Obligation or Approval.

         SECTION 5.1.2. SOLVENCY CERTIFICATE. The Agent shall have received certificates, dated each of the Effective Date and the date of the making of the initial Loans in the form of Exhibit E attached hereto, from a senior financial Authorized Officer of the Borrower.

         SECTION 5.1.3. FACHINAL TRANSFER AGREEMENT. The Agent shall have received counterparts of the Fachinal Transfer Agreement duly executed by each party thereto together with such documentary or other evidence as the Agent shall require in connection with the implementation of the arrangements contemplated by the Fachinal Transfer Agreement (including evidence relating to the release of all obligations of the Bank Parties pursuant to the Existing Loan Agreement).

         SECTION 5.1.4. OPINIONS OF COUNSEL. The Agent shall have received opinions, dated the date of the making of the initial Loans and addressed to the Agent and all the Banks, from:

                 (a) William F. Boyd, General Counsel to the Borrower, substantially in the form of Exhibit F attached hereto; and

                 (b) Mayer, Brown & Platt, counsel to the Agent, in form satisfactory to the Agent.

         SECTION 5.1.5. CLOSING FEES, EXPENSES, ETC. The Agent shall have received (including, to the extent necessary, from the proceeds of the initial Loans) for its own account, or for the account of each Bank, as the case may be, all fees due and payable on or prior to the date of the making of the initial Loans pursuant to Section 2.5 and all fees and expenses payable pursuant to Section 9.8 or 10.3 to the extent then invoiced.

         SECTION 5.2. ALL LOANS. The obligations of the Banks to make available any Loans (including the initial Loans) shall be subject to the satisfaction of each of the additional conditions precedent set forth in this Section.

         SECTION 5.2.1. COMPLIANCE WITH WARRANTIES, NO DEFAULT, ETC. The representations and warranties set forth in Article 6 shall have been true and correct as of the date initially made, and both before and after the making of the Loans (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds of the Loans to such other Indebtedness):

                 (a)      such representations and warranties (excluding
         Section 6.6) shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

                 (b) no Default shall have then occurred and be continuing; and

                 (c) no Default (as defined in the Existing Loan Agreement) shall have occurred and be continuing.

         SECTION 5.2.2.   ABSENCE OF LITIGATION, ETC.   Except as disclosed in
Item 2 ("Litigation") of the Disclosure Schedule:

                 (a) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending against or, to the knowledge of the Borrower, threatened against, the Borrower or any Subsidiary which would, if adversely determined, materially adversely affect the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document; and

                 (b) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding so disclosed which would, if adversely determined, materially adversely affect the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries.

         SECTION 5.2.3. BORROWING REQUEST. The Agent shall have received the Borrowing Request for the Loans. Each of the delivery of the Borrowing Request and the acceptance by the Borrower of the proceeds of the Loans shall constitute a representation and warranty by the Borrower that on the date of the making of the Loans (both immediately before and after giving effect to the making of the Loans and the application of the proceeds thereof) the statements made in Sections 5.2.1 and 5.2.2 are true and correct.

         SECTION 5.2.4. SATISFACTORY LEGAL FORM. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any Subsidiary shall be satisfactory in form and substance to the Agent and its counsel; the Agent and its counsel shall have received all information, and such counterpart originals or such certified or other copies of such Instruments, as the Agent or its counsel may reasonably request; and all legal matters incident to the transactions contemplated by this Agreement shall be satisfactory to counsel to the Agent.

         SECTION 5.3. WAIVER OF CONDITIONS. The conditions specified in the foregoing provisions of this Article 5 are inserted solely for the benefit of the Bank Parties.


                   ARTICLE 6.  REPRESENTATIONS AND WARRANTIES

         In order to induce the Bank Parties to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants unto each Bank Party as set forth in this Article 6.

         SECTION 6.1. ORGANIZATION, POWER, AUTHORITY, ETC. The Borrower and each Subsidiary is a corporation validly organized and existing and in good standing under the laws of the state of its incorporation, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary, and has full power and authority, and holds all requisite Approvals, to own and hold under lease its property and to conduct its business substantially as currently conducted by it. The Borrower has full power and authority to enter into and perform its obligations under this Agreement and the other Loan Documents executed or to be executed by it and to obtain the Loans hereunder.

         SECTION 6.2. DUE AUTHORIZATION. The execution and delivery by the Borrower of this Agreement and each other Loan Document executed or to be executed by it and the performance by the Borrower of its Obligations hereunder and thereunder, and the receipt of the proceeds of the Loans hereunder by the Borrower have been or, as the case may be, will be duly authorized by all necessary corporate action, do not require any Approval, do not and will not conflict with, result in any violation of, or constitute any default under, any provision of any Organic Document or Contractual Obligation of the Borrower, or any Approval, law or governmental regulation or court decree or order applicable to the Borrower, and will not result in or require the creation or imposition of any Lien on any property of the Borrower pursuant to the provisions of any Contractual Obligation (other than pursuant to this Agreement).

         SECTION 6.3. VALIDITY, ETC. This Agreement is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, and each other Loan Document executed or to be executed by the Borrower will, on the due execution by each party thereto and delivery thereof, constitute the legal, valid and binding obligation of such Borrower enforceable against the Borrower in accordance with its terms.

         SECTION 6.4. FINANCIAL INFORMATION. All balance sheets, all statements of operations, changes in stockholders' equity and cash flow, and all other financial information of the Borrower and any Subsidiary which have been or shall hereafter be furnished by or on behalf of the Borrower to the Agent for the purposes of or in connection with this Agreement or any transaction contemplated hereby, including:

                 (a) the consolidated balance sheet at December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flow for the Fiscal Year then ended of the Borrower and its Subsidiaries, certified by Ernst & Young LLP; and

                 (b) the consolidated balance sheet at September 30, 1996, and the consolidated statements of operations and cash flow for the Fiscal Quarter then ended of the Borrower and its Subsidiaries, certified by the principal accounting or financial Authorized Officer of the Borrower,

(together with, in each such case, any notes or footnotes thereto) have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly the consolidated financial position of the corporations covered thereby (on a consolidated basis) as at the dates thereof and the results of their operations for the periods then ended. Neither of the Borrower nor any Subsidiary has on the date hereof any material contingent liability or liabilities for taxes, long-term leases or unusual forward or long-term commitments which are not reflected in the financial statements described in clauses (a) and (b) or in the notes thereto.

         Since December 31, 1995, and except as disclosed in any public filings made by the Borrower with the Securities and Exchange Commission and copied to the Banks prior to the Effective Date, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Borrower and its Subsidiaries.

         SECTION 6.5. ABSENCE OF DEFAULT. Neither the Borrower nor any Subsidiary is in default in the payment of (or in the performance of any material obligation applicable to) any Indebtedness having a principal amount, individually or in the aggregate for the Borrower and Subsidiaries, in excess of US$5,000,000 or in material default under any law or governmental regulation or court decree or order or under any material term or condition upon which any Approval has been granted.

         SECTION 6.6. LITIGATION, ETC. Except as disclosed in Item 2 ("Litigation") of the Disclosure Schedule, there is no pending or, to the knowledge of the Borrower, threatened litigation, arbitration, labor controversy or governmental investigation or proceeding against the Borrower or any Subsidiary or to which any of the properties, assets or revenues of any thereof is subject which, if adversely determined, would materially adversely affect the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.

         SECTION 6.7. REGULATION G, T, U, AND X. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and less than 25% of the assets of the Borrower consists of margin stock. The use of the proceeds of all Loans made hereunder will comply in all respects with F.R.S. Board Regulations G, T, U and X. Terms for which meanings are provided in F.R.S. Board Regulations G, T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

         SECTION 6.8. GOVERNMENT APPROVAL, REGULATION, ETC. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document. Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 6.9. BURDENSOME AGREEMENTS. Neither the Borrower nor any Subsidiary is a party or subject to any Contractual Obligation or Organic Document which has a material adverse effect upon the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries.

         SECTION 6.10. TAXES. The Borrower and each Subsidiary has filed all tax returns (including all property tax returns and other similar tax returns applicable to gold or silver deposits and mines) and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         SECTION 6.11. PENSION AND WELFARE PLANS. During the twelve consecutive month period prior to the date of the execution and delivery of this Agreement and prior to the date of the making of the Loans hereunder, no steps have been taken to terminate any Pension Plan sufficient to give rise to a Lien of any nature, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of any Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 3 ("Employee Benefit Plans") of the Disclosure Schedule, neither the Borrower nor any member of any Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

         SECTION 6.12. SUBSIDIARIES. The Borrower has no Subsidiaries, except those Subsidiaries which are identified in Item 4 ("Subsidiaries") of the Disclosure Schedule.

         SECTION 6.13. PATENTS, TRADEMARKS, ETC. The Borrower and each Subsidiary owns and possesses all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as the Borrower or such Subsidiary considers necessary for the conduct of its business as now conducted without, individually or in the aggregate, any infringement upon rights of other Persons which might have a material adverse affect upon the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, and there is no individual patent or patent license the loss of which would have such a material adverse affect, except as may be disclosed in Item 5 ("Material Patents and Trademarks") of the Disclosure Schedule.

         SECTION 6.14. APPROVALS, ETC. The Borrower and each Subsidiary has entered into or obtained, and maintained in full force and effect, all Instruments and Approvals required or advisable in connection with its business, except for Instruments and Approvals the lack of which does not, in the aggregate, have a material adverse effect upon the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries. There are no defaults under such Instruments or Approvals which, taken in the aggregate, might have such a material adverse effect.

         SECTION 6.15. OWNERSHIP OF ASSETS. The Borrower and each Subsidiary has sufficient title to each of its assets in order to conduct its respective business as presently conducted and as contemplated to be conducted; all of the leases, subleases, licenses, claims, rights, concessions and agreements material to the business of the Borrower or any Subsidiary, and under which the Borrower or any Subsidiary holds any properties, are in full force and effect and neither the Borrower nor any Subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Borrower or any Subsidiary under any such lease, sublease, license, claim, concession or agreement, or affecting or questioning the rights of the Borrower or such Subsidiary to the continued possession of the premises under any such lease, sublease, license, claim, concession or agreement.

         SECTION 6.16. ACCURACY OF INFORMATION. All factual information heretofore or hereafter furnished by or on behalf of the Borrower to any Bank Party pursuant to this Agreement is or, as the case may be, will be, true and accurate in every material respect (subject, in the case of any forecast, to any assumption referred to therein) on the date as of which such information is dated or certified, and such information is not, or, as the case may be, shall not be incomplete on such date or dates by omitting to state any material fact necessary to make such information not misleading.

         SECTION 6.17. ENVIRONMENTAL WARRANTIES. Except (in the case of clauses (b), (e) and (i) only) as set forth in Item 6 ("Environmental Matters") or (in the case of clause (b) only) as set forth in Item 2 ("Litigation") of the Disclosure Schedule:

                 (a) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any Subsidiary have been, and continue to be, owned or leased by the Borrower or such Subsidiary in material compliance with all Environmental Laws;

                 (b)      there are no pending or threatened:

                          (i) claims, complaints, notices or requests for information received by the Borrower or any Subsidiary with respect to any alleged violation of any Environmental Law; or

                          (ii) complaints, notices or inquiries to the Borrower or any Subsidiary regarding potential liability under any Environmental Law;

                 (c) there have been no Releases of Hazardous Materials (or any similar occurrence in any jurisdiction other than the U.S.) at, on or under any property or facilities now or previously owned or leased by the Borrower or any Subsidiary (or in any other location with respect to Hazardous Materials generated by the Borrower or any Subsidiary) that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries;

                 (d) the Borrower and each Subsidiary has been issued and is in material compliance, with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters which are necessary or desirable for its businesses (after taking into account whether or not any such permit, etc. is required in connection with any property or business owned by the Borrower or any Subsidiary and which has yet to be placed into operation);

                 (e) no property now or previously owned or leased by the Borrower or any Subsidiary is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar list of sites maintained by any state or foreign jurisdiction requiring investigation or clean-up;

                 (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any Subsidiary that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries;

                 (g) neither the Borrower nor any Subsidiary has directly or indirectly disposed or directly or indirectly arranged for the disposal of any Hazardous Material to any location which is listed or which has been the subject of publication as being proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar list maintained by any state or foreign jurisdiction or which is the subject of U.S. or other Federal, state, provincial or local enforcement actions or other investigations which may lead to material claims against the Borrower or Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                 (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any Subsidiary that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries; and

                 (i) no conditions exist at, on or under any property now or previously owned or leased by the Borrower or any Subsidiary which, with the passage of time, or the giving of notice or both, would give rise to any liability under any Environmental Law and which could or might have a materially adverse effect on the financial condition, operation, assets, business or properties of the Borrower and its Subsidiaries.

         Each Bank Party shall be entitled to rely upon the Borrower's representations and warranties contained in this Section notwithstanding any independent investigations by any Bank Party or any of their respective consultants. The Borrower shall take reasonable actions to determine for itself, and to remain aware of, the environmental condition of any property now or previously owned or leased by it or any Subsidiary and shall have no right to rely upon any environmental investigations or findings made by any Bank Party or any of their respective consultants.

         SECTION 6.18. ROYALTIES. The operations of the Borrower and its Subsidiaries are not subject to any material royalties, net profit interests or similar rights (including delay rentals, advance royalties, minimum royalties, bonuses and other forms of compensation given to landowners in the ordinary course of business of the metal mining industry) (collectively, "Royalties") other than as set forth in the agreements described in Item 7 ("Material Royalty Agreements") of the Disclosure Schedule.

         SECTION 6.19. PARI PASSU. All Obligations, including the Obligations to pay principal of and interest on the Loans, will rank at least pari passu with all Indebtedness (other than, to the extent of any Lien permitted to be granted pursuant to Section 7.2.3, Indebtedness secured by such
Lien) of each Obligor.

                             ARTICLE 7.  COVENANTS

         SECTION 7.1. CERTAIN AFFIRMATIVE COVENANTS. The Borrower agrees with each Bank Party that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform its obligations set forth in this Section 7.1.

         SECTION 7.1.1. FINANCIAL INFORMATION, ETC. The Borrower will furnish, or will cause to be furnished, to the Agent copies of the following financial statements, reports and information:

                 (a) promptly when available, and in any event not less than ninety (90) days after the close of each Fiscal Year, a consolidated balance sheet at the close of such Fiscal Year, and related consolidated statements of operations, changes in stockholders' equity and cash flow for such Fiscal Year, of the Borrower and its Subsidiaries (with comparable information at the close of and for the prior Fiscal

         Year), certified without Impermissible Qualification by Ernst & Young LLP or other independent public accountants acceptable to the Agent and the Required Banks, together with a certificate from such accountants containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Section
         7.2.4 and to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default that has occurred and is continuing, or, if they have become aware of such Default, describing such Default and the steps, if any, being taken to cure it;

                 (b) promptly when available, and in any event not less than sixty (60) days after the close of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet at the close of such Fiscal Quarter, and consolidated statements of operations and cash flow for such Fiscal Quarter and for the period commencing at the close of the previous Fiscal Year and ending with the close of such Fiscal Quarter, of the Borrower and its Subsidiaries (with comparable information at the close of and for the corresponding Fiscal Quarter of the prior Fiscal Year and for the corresponding portion of such prior Fiscal Year), certified by the principal accounting or financial Authorized Officer of the Borrower;

                 (c) within thirty (30) days after March 31, June 30, September 30 and December 31 occurring in each calendar year, a Compliance Certificate calculated as of such date;

                 (d) promptly after the sending or filing thereof, copies of all reports which the Borrower or any Subsidiary sends to any of its security holders, and all reports and registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; and

                 (e) such other information with respect to the financial condition, business, property, assets, revenues, and operations of the Borrower or any Subsidiary as the Agent may from time to time reasonably request.

         SECTION 7.1.2. COMPLIANCE WITH LAWS, ETC. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include:

                 (a) the maintenance and preservation of its corporate existence and qualification and good standing status as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary;

                 (b) the payment, before the same become delinquent, of all taxes, assessments and other governmental charges or levies imposed upon it or upon its property, as well as claims of any kind or character (including claims for sums due for labor, material, supplies, personal property and services) which, if unpaid, might become a material Lien upon any one of its properties; provided, however, that the foregoing shall not require the Borrower or any Subsidiary to pay or discharge any such tax, assessment, charge, levy or Lien so long as it shall be diligently contesting the validity or amount thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto; and

                 (c) the acquisition and maintenance of all Approvals material to the conduct of its business.

         SECTION 7.1.3. MAINTENANCE OF PROPERTIES. The Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower or applicable Subsidiary determines in good faith that the continued maintenance of any of its properties is no longer economically desirable.

         SECTION 7.1.4. INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies satisfactory to the Agent in its reasonable discretion insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses similarly situated (including business interruption insurance), and the Borrower will, upon request of the Agent, furnish to the Agent at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and each Subsidiary in accordance with this Section. The Borrower will immediately notify the Agent of any proposed change of any insurance company providing insurance coverage of the nature referred to in this Section.

         SECTION 7.1.5. NOTICE OF DEFAULT, LITIGATION, ETC. The Borrower shall give prompt notice (with a description in reasonable detail and, in the case of clause (d), copies of all documentation relating to the notified event) to the Agent of:

                 (a) upon becoming aware of the same, the occurrence of any Default;

                 (b) upon becoming aware of the same, the commencement of any litigation, action, proceeding or labor controversy of the type described in Section 6.6, together with copies of all documentation relating thereto requested by the Agent in connection with the performance by the Borrower of its obligations under this Agreement or any other Loan Document;

                 (c) upon becoming aware of the same, the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Section 6.6; and

                 (d) upon becoming aware of the same, the institution of any steps by the Borrower or any Subsidiary or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the

         Borrower or any Subsidiary furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

         SECTION 7.1.6. BOOKS AND RECORDS. The Borrower will keep, and will cause each of its Subsidiaries to keep, books and records reflecting all of its business affairs and transactions in accordance with GAAP and permit each Bank Party or its representatives, at reasonable times and intervals, to inspect any and all of the properties and operations of the Borrower or such Subsidiary, to visit all of its offices or any other location where relevant personnel or records are located, to discuss its financial matters with its officers and independent public accountants, and to examine (and, at the expense of the Borrower or relevant Subsidiary, photocopy extracts from) any of its books or other corporate records. The Borrower shall pay any fees of its independent public accountants incurred in connection with any Bank Party's exercise of its rights pursuant to this Section.

         SECTION 7.1.7. PERMITS. The Borrower will, and will cause each of its Subsidiaries to, obtain and maintain all Approvals material to the conduct of its respective business.

         SECTION 7.1.8. ENVIRONMENTAL COVENANT. The Borrower will, and will cause each of its Subsidiaries to:

                 (a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

                 (b) immediately notify the Agent and provide copies upon receipt of all written material claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws; and

                 (c) provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this Section.

         SECTION 7.1.9. USE OF LOAN PROCEEDS. The Borrower shall apply the proceeds of all Loans for the purposes set forth in the fourth recital.

         SECTION 7.2. CERTAIN NEGATIVE COVENANTS. The Borrower agrees with each Bank Party that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform its obligations set forth in this Section 7.2.

         SECTION 7.2.1. BUSINESS ACTIVITIES. Neither the Borrower nor any Subsidiary will engage in any business if, as a result, the nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries would be other than the mining, producing and selling of gold, silver and copper contained within various ore deposits.

         SECTION 7.2.2. LIENS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                 (a) Liens in favour of the Agent or the Banks granted pursuant to any Loan Document;

                 (b) Liens for taxes, assessments or other governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 7.1.2;

                 (c) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                 (d) Liens in respect of any Project Indebtedness and covering assets constituting the Mine to be financed with the proceeds of such Permitted Project Indebtedness;

                 (e) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                 (f) judgment liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance with responsible insurance companies;

                 (g) Liens on movable plant or equipment held by the Borrower or any Subsidiary under lease with an aggregate book value not in excess of US$10,000,000 for all such plant and equipment at any time subject to such Liens and incurred to secure Indebtedness of the Borrower or such Subsidiary, respectively, which is incurred as a Capitalized Lease Liability in respect of movable plant or equipment;

                 (h) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower or any Subsidiary or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower or any Subsidiary; and

                 (i) Liens covering CGNZ's (i) interest in the Golden Cross Joint Venture (including its interest in any real estate and licences relating to the Golden Cross Mine), (ii) share of any production of the Golden Cross Mine, and (iii) interest in any contracts which may exist from time to time for the sale of its share of any production of the Golden Cross Mine and in any proceeds from the sale thereof, in each such case granted to Viking Mining Company Limited in order to secure the obligations of CGNZ under any document relating to the Golden Cross Joint Venture.

         Neither the Borrower nor any Subsidiary will at any time create, incur, assume or suffer to exist any Lien upon any of the certificates of insurance maintained by any of them with respect to any Mine. Nothing in this Section shall be deemed to restrict the ability of the Borrower or Subsidiary to agree (in consideration of obtaining leases or other rights and interests to explore for and extract metals) to pay Royalties; provided, however, that any Royalty that is a material Royalty payable by the Borrower or any of its Subsidiaries shall arise under an agreement described in Item 7 ("Material Royalty Agreements") of the Disclosure Schedule.

         SECTION 7.2.3. FINANCIAL CONDITION, ETC. OF THE BORROWER. The Borrower will not permit:

                 (a)      at any date, the ratio, expressed as a percentage, of

                          (i) Consolidated Qualifying Indebtedness at such date,

         to

                          (ii)    Consolidated Tangible Net Worth at such date

         to be more than 50%;

                 (b) Consolidated Tangible Net Worth to be, at any date, less than US$250,000,000;

                 (c) the Consolidated Current Ratio to be, at any date, less than 2:1; and

                 (d) at any date, Available Cash to be less than US$25,000,000.

         SECTION 7.2.4.   RESTRICTED PAYMENTS, ETC.

                 (a) The Borrower will not declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of capital stock (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of the Borrower (other than dividends or distributions payable in its stock, or warrants to purchase its stock, or splitups or reclassifications of its stock into additional or other shares of its stock) or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree to permit any of its Subsidiaries to purchase or redeem, any shares of any class of capital stock (now or hereafter outstanding) of the Borrower, or warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of the Borrower;

                 (b)      the Borrower will not:

                          (i) make any payment or prepayment of principal of, or make any payment of interest on, any Qualifying Subordinated Indebtedness on any day other than the stated, scheduled date for such payment or prepayment set forth in the documents and instruments memorializing such Qualifying Subordinated Indebtedness, or which would violate the subordination provisions of such Qualifying Subordinated Indebtedness; or

                          (ii) redeem, purchase or defease, any Qualifying Subordinated Debt; and

                 (c) the Borrower will not, and will not permit any Subsidiary to, make any deposit for any of the foregoing purposes or otherwise discharge any Indebtedness incurred by any Affiliate of the Borrower;

provided, however, that the Borrower may declare, pay or make any dividend or distribution on any shares of its capital stock as aforesaid or any warrants, etc. as aforesaid at any time when no Default shall have occurred and be continuing (or would occur as result of any such declaration, etc.).

         SECTION 7.2.5. TAKE OR PAY CONTRACTS. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, suffer to exist or be a party to any material arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by the Borrower or relevant Subsidiary regardless of whether or not such materials, supplies, other property or services are delivered or furnished to it.

         SECTION 7.2.6. CONSOLIDATION, MERGER, ETC. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, except that any Subsidiary all of the capital stock of which is owned, directly or indirectly, by the Borrower may merge with or liquidate or dissolve voluntarily into, the Borrower or any other Subsidiary (including any Person which would, as a result of such merger, etc., become a Subsidiary); provided, however, that (i) in connection with any such transaction the surviving entity shall deliver such certificates and opinions as the Agent shall request, (ii) no such transaction shall be effected if (x) any Default has occurred and is continuing or would occur as a result of any such transaction, or (y) the Agent shall not have received at least twenty (20) Business Days' notice of such transaction. At any time when any Default has occurred and is continuing or would occur as a result of any transaction referred to in this sentence, the Borrower will not, and the Borrower will not permit any of its Subsidiaries to, purchase or otherwise acquire (a) any Person, which would, following such acquisition, become a Subsidiary, or (b) all or substantially all of the assets of any Person (or of any division thereof).

         SECTION 7.2.7. ASSET DISPOSITIONS, ETC. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, any of its assets (including accounts receivable or the capital stock of any of its Subsidiaries) to any Person, except dispositions of assets made in the ordinary course of its business and for fair value; provided, however, that the Borrower or any Subsidiary may make any such sale, etc. which is not in the ordinary course of its business (a) at any time when no Default has occurred and is continuing, (b) if such sales etc is for fair value and (c) if the proceeds thereof, when aggregated with the proceeds of any such prior sale, etc. entered into after the Effective Date are not in excess of US$5,000,000.

         SECTION 7.2.8. RESTRICTIVE AGREEMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement) prohibiting:

                 (a) the creation or assumption of any Lien upon its properties, revenues, or assets, whether now owned or hereafter acquired, or the ability of the Borrower to amend or otherwise modify this Agreement or any other Loan Document; or

                 (b) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower;

provided, however, that nothing in this Section shall prohibit the Borrower or any Subsidiary entering into any Instrument relating to any Project Indebtedness where the terms and conditions of such Instrument either (i) prohibit the creation or assumption of any Lien in respect of any asset constituting the Mine to be financed with the proceeds of such Project Indebtedness or (ii) prohibit the ability of any Subsidiary owning the assets constituting such Mine to make any payment of the nature referred to in clause
(b).

         SECTION 7.2.9. CAPITAL EXPENDITURES, ETC. The Borrower will not, and will not permit any of its Subsidiaries to, make or commit to make any Capital Expenditure at any time when any Default has occurred and is continuing (or may occur as a result of such Capital Expenditure).

         SECTION 7.2.10. INCONSISTENT AGREEMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the making of any Loan hereunder or by the performance by the Borrower of its obligations hereunder or under any other Loan Document.

         SECTION 7.2.11. MODIFICATION OF CERTAIN AGREEMENTS. The Borrower will not consent to any amendment, supplement or other modification of any of the terms or provisions relating to the subordination of any Qualifying Subordinated Indebtedness or to any other material terms or provisions contained in, or applicable to, any document or instrument evidencing or applicable to any Qualifying Subordinated Indebtedness, other than any amendment, supplement or other modification which extends the date or reduces the amount of any required repayment or redemption.


                         ARTICLE 8.  EVENTS OF DEFAULT

         SECTION 8.1. EVENTS OF DEFAULT. The term "Event of Default" shall mean any of the events set forth in this Section 8.1.

         SECTION 8.1.1. NON-PAYMENT OF OBLIGATIONS. The Borrower shall default in the payment or prepayment when due of any principal amount of or interest on any Loan, or the Borrower shall default (and such default shall continue unremedied for a period of five (5) Business Days) in the payment when due of any fee or other Obligation.

         SECTION 8.1.2. BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty of the Borrower hereunder or in any other Loan Document executed by it is or shall be incorrect in any material respect when made.

         SECTION 8.1.3. NON-PERFORMANCE OF CERTAIN COVENANTS. The Borrower shall default in the due performance and observance of any of its obligations under Section 7.1.5, 7.1.8 or 7.2.

         SECTION 8.1.4. NON-PERFORMANCE OF OTHER OBLIGATIONS. The Borrower shall default in the due performance or observance of any other term, condition, covenant or agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of ten
(10) days after notice thereof shall have been given to the Borrower by the Agent.

         SECTION 8.1.5. DEFAULT ON OTHER INDEBTEDNESS. Any default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any Subsidiary having a principal amount, individually or in the aggregate for the Borrower and all such Subsidiaries, in excess of US$5,000,000, or the maturity of any such Indebtedness shall be accelerated or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness and the effect of such default is to permit the acceleration of the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

         SECTION 8.1.6. JUDGMENTS. Any judgment or order for the payment of money in excess of US$5,000,000 shall be rendered against the Borrower or any Subsidiary and either:

                 (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

                 (b) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

         SECTION 8.1.7. PENSION PLANS. Any of the following events shall occur with respect to any Pension Plan:

                 (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of US$250,000; or

                 (b) a contribution failure sufficient to give rise to a Lien under Section 302(f) of ERISA.

         SECTION 8.1.8.   CHANGE IN CONTROL. Any Change in Control shall occur.

         SECTION 8.1.9. BANKRUPTCY, INSOLVENCY, ETC. The Borrower or any Subsidiary shall:

                 (a) become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due;

                 (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any Subsidiary or any property of any thereof, or make a general assignment for the benefit of creditors;

                 (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any Subsidiary or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within thirty (30) days, provided that the Borrower and each Subsidiary hereby expressly authorizes each Bank Party to appear in any court conducting any relevant proceeding during such thirty
         (30) day period to preserve, protect and defend their rights under this Agreement and each other Loan Document;

                 (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any Subsidiary, and, if such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for thirty (30) days undismissed, provided that the Borrower and each Subsidiary hereby expressly authorizes each Bank Party to appear in any court conducting any relevant proceeding during such thirty (30) day period to preserve, protect and defend their rights under this Agreement and each other Loan Document; or

                 (e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

         SECTION 8.1.10. MATERIALLY ADVERSE CHANGE. There shall, in the reasonable opinion of the Required Banks, be a materially adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries.

         SECTION 8.1.11. APPROVALS, ETC. Any Approval or Instrument which is material to the conduct of the business of the Borrower shall (in the case of any such Approval) be withdrawn or shall (in the case of any such Approval or Instrument) cease to remain in full force and effect.

         SECTION 8.2. ACTION IF BANKRUPTCY. If any Event of Default described in Section 8.1.9 shall occur, the Commitments (if not previously terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

         SECTION 8.3. ACTION IF OTHER EVENT OF DEFAULT. If any Event of Default (other than any Event of Default described in Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent may, and upon the direction of the Required Banks, shall, by notice to the Borrower, declare all or any portion of the outstanding principal amount of the Loans and any or all other Obligations to be due and payable and/or the Commitments (if not previously terminated) to be terminated, whereupon the full unpaid principal amount of such Loans and any and all other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment, and/or, as the case may be, the Commitments shall terminate.


                             ARTICLE 9.  THE AGENT

         SECTION 9.1. ACTIONS. Each Bank authorizes the Agent to act on behalf of such Bank under this Agreement and any other Loan Document in the various capacities set forth herein and in the other Loan Documents and, in the absence of other written instructions from the Required Banks received from time to time by the Agent (with respect to which the Agent agrees that it will, subject to the last two sentences of this Section, comply in good faith except as otherwise advised by counsel to the effect that any such compliance might subject the Agent to any liability of whatsoever nature as to which the Agent is not acceptably indemnified pursuant to the provisions of this Agreement), to exercise such powers hereunder and thereunder as are specifically delegated to or required of it by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Bank agrees (which agreement shall survive any termination of this Agreement) to indemnify the Agent, pro rata according to such Bank's Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document, including the reimbursement of the Agent for all reasonable out-of-pocket expenses (including reasonable attorneys' fees (inclusive of Value Added Tax in the United Kingdom or any similar tax in any other jurisdiction)) incurred by the Agent hereunder or in connection herewith or in enforcing the Obligations under this Agreement and each other Loan Document, in all cases as to which the Agent is not reimbursed by the Borrower; provided, however, that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined by a court of competent jurisdiction in a final proceeding to have resulted from the Agent's gross negligence or wilful misconduct. The Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is indemnified to its satisfaction by the Banks against loss, costs, liability and expense. If any indemnity in favour of the Agent shall become impaired, the Agent may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

         SECTION 9.2. EXCULPATION. Neither the Agent, nor any of its directors, officers, employees or agents, shall be liable to any Bank for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or thereunder, nor the validity, genuineness, creation, perfection or priority of any Liens created by any of the Loan Documents, nor the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement, or writing which it believes to be genuine and to have been presented by a proper Person.

         SECTION 9.3. SUCCESSOR. The Agent may resign as such at any time upon at least thirty (30) days' prior notice to the Borrower and all the Banks. If the Agent at any time shall resign, the Required Banks may appoint another Bank as a successor Agent which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be one of the Banks or a commercial banking institution organized under the laws of the United States or England and having a combined capital and surplus of at least US$500,000,000 (or equivalent in another currency).

Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as the Agent, the provisions of:

                 (a) this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement; and

                 (b) Sections 10.3 and 10.4 shall continue to inure to its benefit.

         SECTION 9.4. LOANS BY THE AGENT. The Agent shall have the same rights and powers with respect to the Loans made by it or any of its Affiliates as any Bank and may exercise the same as if it were not the Agent.

         SECTION 9.5. ROTHSCHILD AS THE AGENT. In acting as the Agent for the Banks, the Credits and/or Treasury Division(s) of Rothschild shall be treated as a separate entity from any other of its divisions (or similar units of Rothschild in any subsequent reorganization) and, without detracting from the generality of the foregoing, in the event that any of its divisions (or similar units) should act for the Borrower, any Subsidiary of any thereof or any of their Affiliates (the "Group") in an advisory capacity in relation to any other matter, any information given by any member of the Group to such divisions (or similar units) for the purpose of obtaining advice shall be treated as confidential and shall not be available to the Banks without the consent of the Borrower; and notwithstanding anything to the contrary expressed or implied herein and without prejudice to the generality of the foregoing, Rothschild shall not as between itself and the Banks be bound to disclose to any Bank or other Person any information supplied by any member of the Group to Rothschild in its capacity as the Agent which is identified by such member of the Group at the time of supply as being unpublished price sensitive information relating to a proposed transaction by a member of the Group and supplied solely for the purpose of evaluating in consultation with Rothschild whether such transaction might require a waiver or amendment to any of the provisions contained herein.

         SECTION 9.6. CREDIT DECISIONS. Each Bank acknowledges that it has, independently of the Agent and each other Bank, and based on the financial and other information referred to in Sections 6.4 and 6.16 and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend its Commitment. Each Bank also acknowledges that it will, independently of the Agent and each other Bank, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

         SECTION 9.7. COPIES, ETC. Subject to the other terms and conditions of this Agreement (including Section 9.5), the Agent shall give prompt notice to each Bank of each notice or request required or permitted to be given to the Agent by the Borrower pursuant to the terms of this Agreement. Subject as aforesaid, the Agent will promptly distribute to each Bank each Instrument received for its account (including any item of documentation delivered by the Borrower pursuant to Article 5) and copies of all other communications received by the Agent from the Borrower for distribution to the Banks by the Agent in accordance with the terms of this Agreement.

         SECTION 9.8. FEES. The Borrower hereby confirms and agrees that it will pay to the Agent, for the Agent's individual account, all fees, costs, expenses and all other amounts agreed upon by the Borrower and the Agent in accordance with the terms of the letter, dated November 19, 1996, from the Agent to the Borrower. None of the Banks (other than Rothschild in its capacity as the Agent) shall have any interest in any amounts or payments described in this Section.

         SECTION 9.9. FUNDING RELIANCE, ETC. Unless the Agent shall have been notified by telephone, confirmed in writing, by any Bank by 5:00 p.m., London time, on the day prior to the making of any Loans that such Bank will not make available the amount which would constitute its Percentage of such Loans on the date specified therefor, the Agent may assume that such Bank has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Bank shall not have made such amount available to the Agent, such Bank and the Borrower severally agree to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to the Borrower to the date such amount is repaid to the Agent, at the interest rate applicable at the time to the relevant Loans.

         SECTION 9.10. APPLICATION OF ARTICLE 9. Except for the provisions of Sections 9.3, 9.5 and 9.8, this Article 9 shall only apply to the relationships among the Banks and the Agent.


                           ARTICLE 10.  MISCELLANEOUS

         SECTION 10.1. WAIVERS, AMENDMENTS, ETC. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower, the Agent and the Required Banks; provided, however, that no such amendment, modification or waiver:

                 (a) which would modify any requirement hereunder that any particular action be taken by all the Banks or by the Required Banks shall be effective unless consented to by each Bank;

                 (b) which would modify this Section 10.1, change the definition of "Required Banks," increase the Total Commitment Amount or the Percentage of any Bank, reduce any fees described in Section 2.5, extend the Commitment Termination Date shall be made without the consent of each Bank;

                 (c) which would extend the due date for, or reduce the amount of, any repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of each Bank; or

                 (d) which would affect adversely the interests, rights or obligations of the Agent shall be made without the consent of the Agent.

No failure or delay on the part of any Bank Party in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Bank Party under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

         SECTION 10.2. NOTICES. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to it at its address set forth below its signature hereto and designated as its "Address for Notices" or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed received when transmitted (answerback confirmed in the case of telexes and transmission confirmed by the sending facsimile machine in the case of facsimiles).

         SECTION 10.3.    COSTS AND EXPENSES.

                 (a) The Borrower agrees to pay on demand all expenses (inclusive of Value Added Tax in the United Kingdom or any similar tax in any other jurisdiction) of the Agent for the negotiation, preparation, execution and delivery of this Agreement and each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required (including the reasonable fees and expenses of counsel for the Agent from time to time incurred in connection therewith), whether or not the transactions contemplated hereby are consummated, and all expenses (inclusive as aforesaid) of the Agent (including reasonable fees and expenses of counsel to the Agent) incurred in connection with the preparation and review of the form of any Instrument relevant to this Agreement or any other Loan Document, the consideration of legal questions relevant hereto and thereto and the filing, recording, refiling or re-recording of any Loan Document and all amendments or supplements to any thereof and any and all other documents or Instruments of further assurance required to be filed or recorded or refiled or re-recorded by the terms hereof or of any other Loan Document; and

                 (b) The Borrower agrees to reimburse each Bank Party upon demand for all reasonable out-of-pocket expenses (inclusive of Value Added Tax in the United Kingdom or any similar tax in any other jurisdiction and including attorneys' fees and legal expenses) incurred by such Bank Party in connection with (i) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (ii) the enforcement of any Obligations.

         SECTION 10.4. INDEMNIFICATION. In consideration of the execution and delivery of this Agreement by each Bank Party and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds each Bank Party and each of its officers, directors, employees and agents (the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages and expenses actually incurred in connection therewith, including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

                 (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

                 (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Banks not to fund the making of any Loan as a result of the failure of the Borrower or any Subsidiary to satisfy any term or condition of Article 5);

                 (c) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any Subsidiary of any Hazardous Material; or

                 (d) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases or threatened releases from, any real property owned or operated by the Borrower or any Subsidiary of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's negligence or wilful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         SECTION 10.5. SURVIVAL. The obligations of the Borrower under Sections 3.5, 4.4, 4.5, 4.6, 10.3, and 10.4, and the obligations of the Banks under Section 9.1, shall, in each case, survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the

Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each other such Loan Document.

         SECTION 10.6. SEVERABILITY. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such other Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 10.7. HEADINGS. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

         SECTION 10.8. COUNTERPARTS, EFFECTIVENESS, ETC. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective on the date (the "Effective Date") when counterparts hereof executed on behalf of the Borrower and each Bank (or notice thereof satisfactory to the Agent) shall have been received by the Agent.

         SECTION 10.9.    GOVERNING LAW; ENTIRE AGREEMENT.

                 (a) THIS AGREEMENT AND, UNLESS OTHERWISE SPECIFIED THEREIN, EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                 (b) This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto (except, for the purpose of 9.8, the letter referred to therein).

         SECTION 10.10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

                 (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Agent and all the Banks; and

                 (b) the rights of sale, assignment and transfer of the Banks are subject to Section 10.11.

         SECTION 10.11. SALE AND TRANSFER OF LOANS; PARTICIPATIONS IN LOANS. Each Bank may assign, or sell participations in, its Loans and Commitment to one or more other Persons in accordance with this Section.

         SECTION 10.11.1.         ASSIGNMENTS.  Any Bank:

                 (a) with the written consents of the Borrower and the Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Agent, on or before the fifth Business Day after receipt by the Borrower of such Bank's request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time assign and delegate to one or more commercial banks or other financial institutions; and

                 (b) with notice to the Borrower and the Agent, but without the consent of the Borrower or the Agent, may assign and delegate to any of its Affiliates or to any other Bank

(each Person described in either of the foregoing clauses as being the Person from or to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignor Bank" or "Assignee Bank", respectively), all or any fraction of such Bank's total Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the Assignor Bank's Loans and Commitment) in a minimum aggregate Commitment Amount of US$1,000,000; provided, however, that, the Borrower and the Agent shall be entitled to continue to deal solely and directly with the Assignor Bank in connection with the interests so assigned and delegated to an Assignee Bank until

                 (c) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Bank, shall have been given to the Borrower and the Agent by such Assignor Bank and such Assignee Bank,

                 (d) such Assignee Bank shall have executed and delivered to the Borrower and the Agent a Bank Assignment Agreement, accepted by the Agent, and

                 (e) the processing fees described below shall have been paid.

From and after the date that the Agent accepts such Bank Assignment Agreement,
(x) the Assignee Bank thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Bank in connection with such Bank Assignment Agreement, shall have the rights and obligations of a Bank hereunder and under the other Loan Documents, and (y) the Assignor Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Bank Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Accrued interest on that part of the Loans assigned to the Assignee Bank, and accrued fees in respect thereof, shall be paid as provided in the Bank Assignment Agreement. Such Assignor Bank or such Assignee Bank shall also pay a processing fee to the Agent upon delivery of any Bank Assignment Agreement in the amount of US$2,000. Any attempted assignment and delegation not made in accordance with this Section shall be null and void.

         SECTION 10.11.2. PARTICIPATIONS. Any Bank may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Participant") participating interests in any of the Loans, Commitment, or other interests of such Bank hereunder; provided, however, that:

                 (a) no participation contemplated in this Section shall relieve such Bank from its Commitments or its other obligations hereunder or under any other Loan Document;

                 (b) such Bank shall remain solely responsible for the performance of its Commitment and such other obligations;

                 (c) the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and each of the other Loan Documents;

                 (d) no Participant, unless such Participant is an Affiliate of such Bank, or is itself a Bank, shall be entitled to require such Bank to take or refrain from taking any action hereunder or under any other Loan Document, except that such Bank may agree with any Participant that such Bank will not, without such Participant's consent, take any actions of the type described in clause (b) or (c) of Section 10.1; and

                 (e) the Borrower shall not be required to pay any amount under Section 3.5 that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 3.5, 3.7, 3.8, 4.4, 4.5, 4.6, 10.3 and 10.4, shall be considered a
Bank.

         SECTION 10.12. OTHER TRANSACTIONS. Nothing contained herein shall preclude any Bank Party from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

         SECTION 10.13. CHANGE IN ACCOUNTING PRINCIPLES. If, after the Effective Date, there shall be any change to the Borrower's Fiscal Year, or in the application of the accounting principles used in the preparation of the financial statements referred to in Section 6.4 as a result of the promulgation of rules, regulations, pronouncements, or opinions by the American Institute of Certified Public Accountants (or successors thereto or agencies in the U.S. or any other jurisdiction with similar functions) which changes result in a change in the method of calculation of financial covenants, standards, or terms found in this Agreement, the parties hereto agree promptly to enter into negotiations in order to amend such financial covenants, standards, or terms so as to reflect equitably such changes with the desired result that the evaluations of the Borrower's financial condition shall be the same after such changes as if such changes had not been made; provided, however, that until the parties hereto have reached a definitive agreement on such amendments, the Borrower's financial condition shall continue to be evaluated on the same principles as those used in the preparation of the financial statements referred to in
Section 6.4.

         SECTION 10.14. FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR (UNLESS OTHERWISE SPECIFIED THEREIN) ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BANK PARTIES OR THE OBLIGORS SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IDAHO OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE DISTRICT OF IDAHO; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEM WITH OFFICES ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AGENT FOR SERVICE OF PROCESS IN NEW YORK (THE "PROCESS AGENT"). SERVICE OF PROCESS IN NEW YORK MAY BE MADE UPON THE BORROWER BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO IT IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT'S ADDRESS AND THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN NEW YORK OR IDAHO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY THE MAILING OF COPIES OF SUCH PROCESS AT ITS ADDRESS FOR NOTICES SET FORTH BELOW ITS SIGNATURE HERETO. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         SECTION 10.15. WAIVER OF JURY TRIAL. THE BANK PARTIES AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BANK PARTIES OR THE BORROWER. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES HERETO ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

         SECTION 10.16. CONFIDENTIALITY. Information provided by the Borrower hereunder or under any other Loan Document shall not be disclosed by the Agent or any Bank or used by the Agent or any Bank for any purpose other than evaluation, monitoring and review pursuant to this Agreement; provided, however, that such information may be disclosed:

                 (a) as contemplated by Section 10.11 if the relevant Assignee Bank or Participant is advised such information is confidential;

                 (b) to any director, officer or employee of the Agent or such Bank; provided, however, that same is treated in the same manner as other confidential information held by the Agent or such Bank;

                 (c) to legal counsel, accountants and other consultants and professional advisors determined by the Agent or such Bank to require such information for the purpose of assisting in or advising upon such evaluation, monitoring and review, if such persons are advised that such information is confidential to the Borrower;

                 (d)  pursuant to Applicable Law;

                 (e)  to the extent that such information is public; or

                 (f) to the extent that such information was previously known to the Agent or such Bank through means other than the Borrower, or was acquired from a third party not known to the Agent or such Bank to be under a duty of confidentiality to the Borrower.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                          THE BORROWER

                                          COEUR D'ALENE MINES CORPORATION


                                          By:
                                             --------------------------------
                                             Name Printed:
                                                          -------------------
                                             Title:
                                                   --------------------------


                                          Address for Notices:
                                          505 Front Avenue
                                          P.O. Box I
                                          Coeur d'Alene
                                          Idaho 83814

                                          Facsimile No.:  (208) 667-2213

                                          Attention:  James A. Sabala

                                          THE AGENT AND THE BANKS

Percentage
50%
                                          N M ROTHSCHILD &
                                          SONS LIMITED, individually as a Bank
                                          and as the Agent


                                          By:
                                             --------------------------------
                                             Name Printed:
                                                          -------------------
                                             Title:
                                                   --------------------------


                                          By:
                                             --------------------------------
                                             Name Printed:
                                                          -------------------
                                             Title:
                                                   --------------------------

                                          Address for Notices:

                                          New Court
                                          St. Swithin's Lane
                                          London   EC4P 4DU
                                          England

                                          Facsimile No.:  44-171-280-5139
                                          Telex No.:  888031

                                          Attention:  Michael Price/Nick Wood

                                          Lending Office:

                                          The Chase Manhattan Bank N.A.
                                          1 Chase Manhattan Plaza
                                          New York, New York
                                          U.S.A.

                                          For the account of
                                          N M Rothschild & Sons Limited
                                          (Account No: 001-1-948262)

                                          Facsimile No.:  44-171-280-5679
                                          Telex No.:  888031

                                          Attention:       Muriel Bond

 50%
                                          BAYERISCHE VEREINSBANK AG, as a Bank

                                          By:
                                             --------------------------------
                                             Name Printed:
                                                          -------------------
                                             Title:
                                                   --------------------------

                                          By:
                                             --------------------------------
                                             Name Printed:
                                                          -------------------
                                             Title:
                                                   --------------------------


                                          Address for Notices and Lending
                                          Office:

                                          335 Madison Avenue
                                          19th Floor
                                          New York, N.Y. 10017
                                          U.S.A.

                                          Facsimile No.:  (212) 210-0345

                                          Telex No.:  62850 UBB

                                          Attention:       Claire Simonelli/
                                                           Andrew Matthews

                                          With a copy, in the case of notices
                                          relating to the funding of Loans and
                                          payments, to:

                                          Bayerische Vereinsbank AG
                                          1 Royal Exchange Buildings
                                          London  EC3V 3LD
                                          England

                                          Attention:       Jane Jellicoe